UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2016, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Seattle Genetics, Inc. (the “Company”), approved a performance-based Long Term Incentive Plan for the purpose of incentivizing the Company’s employees to achieve regulatory approval of a label expansion of ADCETRIS® (brentuximab vedotin) based on the Phase 3 ECHELON-1 trial (the “Plan”).

All employees of the Company or any of its subsidiaries based in the United States or Canada who were in good standing as of May 9, 2016 are eligible to participate in the Plan. In addition, any individual who becomes an eligible employee after May 9, 2016 but prior to December 31, 2016 is eligible for a pro-rated award. Under the Plan, each eligible employee may receive a cash award and an option to purchase the Company’s common stock, with the amount of each cash award and number of shares of common stock covered by each option based on the employee’s position with the Company or its subsidiary. The cash awards will become payable upon the approval by the U.S. Food and Drug Administration, if it occurs, of an ADCETRIS label expansion that is based on data from the Company’s phase 3 ECHELON-1 trial (the “Approval Milestone”) and will be paid following the Compensation Committee’s certification that the Approval Milestone has been achieved, provided that the eligible employee is still actively employed by the Company or any of its subsidiaries and is in good standing as of the payment date. The options provided for under the Plan were granted to eligible employees on May 9, 2016 and were granted under, and are subject to the terms of, the Company’s Amended and Restated 2007 Equity Incentive Plan. The options carry an exercise price equal to the fair market value of the Company’s common stock on the date of grant, will commence vesting, if at all, upon the Compensation Committee’s certification that the Approval Milestone has been achieved, and will vest in four equal tranches at one, two, three and four years following the date the Approval Milestone is achieved, subject to continuous service with the Company or any of its affiliates. The vesting of the options, and the payment of the cash awards, are subject to full acceleration in the event of a termination of service (without cause or due to constructive termination) immediately prior to or within twelve months after, a change of control of the Company, or in the event an acquirer in a change of control of the Company fails to assume the option or cash award. If the Approval Milestone is not achieved by December 31, 2019, then no cash awards will be paid under the Plan and the options granted under the Plan will be forfeited. The potential cash awards payable to, and the options granted to, the Company’s “named executive officers” (as defined under applicable securities laws) under the Plan are as follows: Clay Siegall, President and Chief Executive Officer, a potential cash award of $212,500 and an option to purchase 37,280 shares of common stock; Todd Simpson, Chief Financial Officer, a potential cash award of $60,000 and an option to purchase 10,526 shares of common stock; Eric Dobmeier, Chief Operating Officer, a potential cash award of $60,000 and an option to purchase 10,526 shares of common stock; Jonathan Drachman, Chief Medical Officer, a potential cash award of $60,000 and an option to purchase 10,526 shares of common stock, and Jean Liu, General Counsel and Executive Vice President, Legal Affairs, a potential cash award of $47,500 and an option to purchase 8,333 shares of common stock.

The foregoing is only a brief description of the terms of the Plan, does not purport to be complete and is qualified in its entirety by reference to the Plan, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: May 13, 2016	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer